UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])
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Citizens Financial Services, Inc. . (Name of Registrant as Specified in Its Charter)

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CITIZENS FINANCIAL SERVICES, INC.
15 South Main Street
Mansfield, Pennsylvania 16933
570-662-2121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Citizens Financial Services, Inc. (the “Company”) will be held via a live webcast at www.viewproxy.com/CZFS/2021/VM at 10:00 a.m., local time, on Tuesday, April 20, 2021, for the following purposes:

1.	To elect four Class 1 directors to serve for three-year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021;

3.	A non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement;

4.	To consider and act upon a proposal to amend Article Tenth of the Company’s Restated Articles of Incorporation to remove the limitation on the annual increase in the number of directors;

5.
To consider and act upon a proposal to amend Article Fifteenth of the Company’s Restated Articles of Incorporation to provide for the advancement of expenses in connection with legal action against directors, officers, employees or agents of the Company;

6.
To consider and act upon a proposal to amend Article Sixteenth of the Company’s Restated Articles of Incorporation to revise the voting standard to approve merger transactions to a majority of votes cast; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Record holders of the Company’s common stock at the close of business on March 1, 2021 are entitled to receive notice of the Annual Meeting and to vote electronically during the virtual meeting and any adjournment or postponement of the meeting.

In order to participate in the 2021 Annual Meeting live via the Internet, you must register at www.viewproxy.com/CZFS/2021 by 11:59 p.m., local time, on April 12, 2021.  If you are a registered holder, you must register using the Virtual Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card.  If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during the registration and you will be assigned a Virtual Control Number in order to vote your shares during the 2021 Annual Meeting.  If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership.  Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.viewproxy.com/CZFS/2021.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President

March 11, 2021
Mansfield, Pennsylvania

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum.  Shareholders of record may vote their proxies by mail, by Internet, or electronically during the virtual meeting.  Voting instructions are printed on your proxy card or vote authorization.   A printed proxy card for the Annual Meeting and a self-addressed return envelope will be mailed on March 22, 2021 to all shareholders of record.   No postage is required if mailed in the United States.

_____________________________________________________________________________________________

PROXY STATEMENT
OF
CITIZENS FINANCIAL SERVICES, INC.
_____________________________________________________________________________________________

            This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Financial Services, Inc., (the “Company”), a Pennsylvania corporation headquartered at 15 South Main Street, Mansfield, Pennsylvania 16933, to be used at the Annual Meeting of Shareholders.  The Annual Meeting will be held virtually, on Tuesday, April 20, 2021 at 10:00 a.m., local time.  This Proxy Statement and related proxy card will be made available beginning on March 11, 2021 to shareholders of record as of March 1, 2021.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on March 1, 2021.  As of the close of business on March 1, 2021, a total of 3,913,732 shares of common stock were outstanding.  Each share of common stock has one vote.

Attending the Virtual Meeting

Both registered and beneficial shareholders are required to register in order to attend the Annual Meeting via live audio webcast, submit their questions during the Annual Meeting, and vote their shares electronically at the Annual Meeting.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us by voting via the Internet or by mail or to vote online during the virtual meeting.

If your shares are registered directly in your name, and you want to attend the virtual meeting, you must:

1.
Follow the instructions provided on your notice or proxy card to first register at www.viewproxy.com/CZFS/2021 by 11:59 p.m., local time, by April 12, 2021.  You will need to enter your name, phone number, virtual control number (included on your notice or proxy card) and email address as part of the registration, following which you will receive an email confirming your registration, as well as the password to attend the Annual Meeting.

2.
On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at www.viewproxy.com/CZFS/2021/VM.

3.
If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.FCRvote.com/CZFS during the Annual Meeting while the polls are open (you will need the virtual control number provided with your registration confirmation).

If you are the beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), and you want to attend and vote at the virtual meeting, you must:

1.	Obtain a legal proxy from your broker, bank, or other nominee.
2.
Register at www.viewproxy.com/CZFS/2021 by 11:59 p.m., local time, by April 12, 2021.  You will need to enter your name, phone number, email address, and provide a legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration, following which you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting.  Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting, so long as you demonstrate proof of stock ownership, but you will be unable to vote your shares electronically at the Annual Meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

3.
On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at www.viewproxy.com/CZFS/2021/VM.

4.
If you wish to vote  your shares electronically at the Annual Meeting, you will need to visit www.FCRvote.com/CZFS during the Annual Meeting while the polls are open (you will need the virtual control number provided with your registration confirmation).

Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the Annual Meeting, are posted on www.viewproxy.com/CZFS/2021 under Frequently Asked Questions (FAQ).  The Annual Meeting live audio webcast will begin promptly at 10:00 a.m. local time on Tuesday, April 20, 2021.  We encourage you to access the meeting prior to the start time.  Online check-in will begin at 9:30 a.m., local time, and you should allow ample time for the check-in procedures.

Quorum and Vote Required

Quorum.  The Annual Meeting will be held only if there is a quorum.  A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting.

Votes Required for Proposals.  In voting for the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the Annual Meeting.  The term “plurality” means that the four nominees for Class 1 director receiving the largest number of votes cast will be elected as Class 1 directors.

In voting for the ratification of the appointment of S.R. Snodgrass, P.C., Certified Public Accountants (“S.R. Snodgrass, P.C.”), as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

In voting on the approval of the compensation of the Company’s named executive officers, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be determined by the affirmative vote of a majority of the votes cast at the Annual Meeting.

In voting to amend Article Tenth of the Company’s Restated Articles of Incorporation (the “Articles”) to remove the limitation on the annual increase in the number of directors,  you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

In voting to amend Article Fifteenth of the Articles to provide for advancement of expenses in connection with legal action against directors, officers, employees, or agents of the Company, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

In voting to amend Article Sixteenth of the Articles to revise  the voting standard to approve merger transactions to a majority of votes cast, you may vote in favor of the proposal, against the proposal or abstain from voting.  This proposal will be decided by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares common stock of the Company.

How We Count Votes.  If you return valid proxy instructions, vote via the Internet, or online during the virtual meeting, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to ratify the selection of the independent registered public accounting firm, to approve the compensation of the Company’s named executive officers, and to amend Article Tenth and Article Fifteenth of the Articles, abstentions and broker non-votes will have no effect on the outcome of these proposals.  In counting the votes on the proposal to amend Article Sixteenth of the Articles, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

Voting By Proxy

The Company’s Board of Directors is making available this Proxy Statement for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the Annual Meeting by the persons named in the proxy card.  All shares of common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card or as indicated when you vote via the Internet.  If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE:

•	“FOR” THE ELECTION OF THE FOUR CLASS 1 DIRECTORS TO SERVE FOR THREE-YEAR TERMS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED; AND

•	“FOR” RATIFICATION OF S.R. SNODGRASS, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

•	“FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS;

•	“FOR” THE AMENDMENT TO ARTICLE TENTH OF THE COMPANY’S RESTATED ARTICLES TO REMOVE THE LIMITATION ON THE ANNUAL INCREASE IN THE NUMBER OF DIRECTORS;

•
“FOR” THE AMENDMENT TO ARTICLE FIFTEENTH OF THE COMPANY’S RESTATED ARTICLES TO PROVIDE FOR ADVANCEMET OF EXPENSES IN CONNECTION WITH LEGAL ACATION AGAINST DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS OF THE COMPANY; AND

•	“FOR” THE AMENDMENT TO ARTICLE SIXTEENTH OF THE COMPANY’S RESTATED ARTICLES TO REVISE THE VOTING STANDARD TO APPROVE MERGERS TO A MAJORTY OF VOTES CAST.

If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named on the proxy card will use their own best judgment to determine how to vote your shares.  As of the date hereof, the Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting.  To revoke your proxy, you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a signed later-dated proxy, vote on a later date via the Internet, or vote your shares electronically during the virtual meeting.  Please note all votes cast via the Internet must be cast prior to 11:59 p.m. Eastern Time on April 19, 2021.  Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.  Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Company’s Board of Directors currently consists of twelve members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Lowell Coolidge, who is Chairman of the Board, and whose daughter, Amy C. Wood, is an Executive Officer of First Citizens Community Bank (the “Bank”), Mr. Black, who is Chief Executive Officer and President of the Company and of the Bank, Mr. Mickey L. Jones, who is an Executive Vice President and Chief Operating Officer of the Company and of the Bank, and David Z. Richards, Jr., who is an Executive Vice President of the Bank.  In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this Proxy Statement under the heading “Transactions with Related Persons,” considering the loans or lines of credit that the Bank has directly or indirectly made to Directors Black, Chappell, Coolidge, DePaola, Freeman, Graham, Kosa, Kunes, Landy, and Schadler.

Board Leadership Structure and Board’s Role in Risk Oversight

The Company’s Corporate Governance Policy gives the Board of Directors the discretion to separate the offices of Chairman of the Board and the Chief Executive Officer and President or to combine them, recognizing that facts and circumstances may make one structure more advisable at any given time.  Currently, the Board of Directors has determined that the separation of the offices of Chairman of the Board and Chief Executive Officer and President enhances Board independence and oversight.  Moreover, the separation of the Chairman of the Board and Chief Executive Officer and President allows the Chief Executive Officer and President to better focus on the responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.  Consistent with this determination, R. Lowell Coolidge serves as Chairman of the Board of Directors.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company.  Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.  The Board periodically meets in executive session without management present.  Topics for discussion may include the evaluation of the Chief Executive Officer and President, management succession planning, strategic planning, and such other matters as they may deem appropriate.  In 2020, the Board held four executive sessions.

Rinaldo DePaola serves as Lead Independent Director for the Company and the Bank Boards of Directors.  This appointment of a Lead Independent Director resulted from the Board’s decision to follow best corporate practices given Chairman Lowell Coolidge is no longer an independent director due to his daughter’s employment by the Bank in an executive management role.  In 2020, the independent directors of the Board held two meetings, which were attended by all of the independent directors on the Board.

Code of Ethics

The Company and the Bank have adopted a Code of Ethics that is designed to ensure that the Company’s and Bank’s directors, executive officers and employees meet the highest standards of ethical conduct.  The Code of Ethics requires that the Company’s and Bank’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s and Bank’s best interest.  Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.  The Code of Ethics is available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Committees of the Board of Directors

The following table identifies the members of our Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees as of March 1, 2021.  All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, except for Mr. Coolidge, Chairman of the Board, and Mr. Black, the Company’s Chief Executive Officer and President, who serve on the Governance and Nominating Committee.  Based on the number of independent directors currently serving on the Compensation/Human Resource Committee and Governance and Nominating Committee, the Company believes that the functions of these committees are sufficiently performed by the current members.  The Board’s Audit and Examination, Compensation/Human Resource, and Governance and Nominating Committees each operate under a separate written charter that is approved by the Board of Directors.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters of all three committees are available in the Corporate Governance section of our website (www.firstcitizensbank.com).

Director	Audit and Examination Committee		Compensation/ Human Resource Committee		Governance and Nominating Committee
Randall E. Black					X	**
Robert W. Chappell			X	*	X
R. Lowell Coolidge					X	**
Rinaldo A. DePaola			X		X	*
Thomas E. Freeman	X		X		X
Roger C. Graham, Jr.	X
E. Gene Kosa	X	*
R. Joseph Landy			X
Christopher W. Kunes			X		X
Alletta M. Schadler	X		X

Number of Meetings in 2020	6		8		6

* Denotes Chairperson ** Messers Black and Coolidge are non-voting members of the Governance and Nominating Committee.

Audit and Examination Committee.  The Audit and Examination Committee oversees the Company's accounting and financial reporting processes.  It meets periodically with the independent registered public accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters.  The Audit and Examination Committee does not have an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”).  However, the Board of Directors believes that each Audit and Examination Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.  The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The report of the Audit and Examination Committee required by the rules of the SEC is included in this proxy statement.  See “Report of the Audit and Examination Committee.”

Compensation/Human Resource Committee. The Compensation/Human Resource Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and its affiliates that align their interests with the interests of the stockholders. The Committee administers the Company’s compensation plans, including the annual incentive plan, restricted stock plan and tax-qualified defined benefit plan. The Committee reviews and evaluates the terms of employment and change in control agreements for our executive officers.
Consistent with SEC disclosure requirements, the Compensation/Human Resource Committee has assessed the Company's compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company or its affiliates.  Our risk assessment process includes: (1) a review of program policies and practices; (2) a program analysis to identify risk; and (3) determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to Company strategy.  Although we review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company or our affiliates. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation/Human Resource Committee with regard to executive compensation programs.

During 2020, the Compensation/Human Resource Committee retained and consulted with Compensation Advisors, an executive compensation and benefits consulting firm of national scope and reputation, to advise it in connection with executive compensation decisions for 2020.

Governance and Nominating Committee. The Governance and Nominating Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines that should be adopted by the Company and monitoring compliance with these policies and guidelines.  In addition, the Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, considering the candidates recommended by shareholders for Board membership, and recommending to the Board the director nominees for election at the next Annual Meeting of Shareholders.  It manages the Board’s annual review of its performance and recommends director candidates for each committee for appointment by the Board.  The procedures of the Governance and Nominating Committee required to be disclosed by the rules of the SEC are set forth below.

In order to measure and improve director effectiveness, a yearly self-evaluation is used by the Board to determine each member’s effectiveness and identify opportunities for improvement.   The performance of individual directors is assessed against a range of criteria, including but not limited to:  performance, relevant knowledge, engagement, individual contributions, leadership and group dynamics, and community involvement.  The Governance and Nominating Committee annually oversees and reports to the Board an evaluation of the Board’s performance.  The process includes:

Director Questionnaire:
Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas.

When answering the questions, each Board member ranks all other peer Board members, as well as themselves.

Frequency:	Annually.
Completed By:	All members of the Board.

Findings:
The third-party consultant provides a written summary report based on the data analysis and feedback from the directors.

Each director is able to see their own score, and the Board median score.

If a director receives a score of 7 or below, out of a maximum of 10, on any question by 3 or more peer directors, or if a director’s overall score is a 7 or below, the Governance and Nominating Committee will discuss what is needed to improve the score.

Any question that 3 or more directors score 7 or below is determined to be a board weakness and the Governance and Nominating Committee will determine, after consultation with management and/or consultants, what education or resource is needed to improve the score.

Presentation & Recommendations:
The final summary report is reviewed and discussed with the Governance & Nominating Committee by the third-party consultant.  The Governance & Nominating Committee will then make a summary report to the full Board.

Governance and Nominating Committee Procedures

Minimum Qualifications.  The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Articles of Incorporation and Bylaws, and must meet any qualification requirements set forth in any Board or committee governing documents.  In particular, to encourage directors to demonstrate confidence and support of the Company, the Board of Directors has adopted a stock ownership requirement whereby each Company director shall beneficially own an amount of Company common stock equal to the greater of (1) three times the previous year’s cash retainer, based on the Company’s common stock price on the previous December 31, or (ii) 1,000 unencumbered shares.

The Governance and Nominating Committee considers the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Governance and Nominating Committee deems relevant, including residence, geographies, size of the Board of Directors and regulatory disclosure obligations.  In order to ensure that our Board of Directors benefits from diverse perspectives, the Governance and Nominating Committee will seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity.  Further, when identifying nominees to serve as directors, the Governance and Nominating Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, agri-business experience and knowledge, current or previous SEC filing company board experience, and corporate governance.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, equity ownership in the Company, Board self -evaluation, and independence.

Process for Identifying and Evaluating Nominees. The process the Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities.  The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above.  The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, the Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Board Diversity.  In order to ensure that our Board of Directors benefits from diverse perspectives, our Board of Directors and the Nominating and Corporate Governance Committee seek qualified nominees from a variety of backgrounds, including candidates of age, gender and ethnic diversity.

Consideration of Recommendations by Shareholders.  It is the policy of the Governance and Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors.  The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of
Directors and the Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.  In order to avoid the unnecessary use of the Governance and Nominating Committee’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders.  To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Secretary of the Company at the main office of the Company:

1.	The name and address of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to be named in the Proxy Statement as a nominee and to serve as a director if elected;

4.
As to the person making the recommendation, the name and address, as they appear on the Company’s books, of such person, and number of shares of common stock of the Company owned by such person; provided, however, that if the person is not a registered holder of the Company’s common stock, the person should submit his or her name and address along with a current written statement from the record holder of the shares that reflects the recommending person’s beneficial ownership of the Company’s common stock; and

5.	A statement disclosing whether the person making the recommendation is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received by the Governance and Nominating Committee at least 120 calendar days prior to the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, advanced by one year.

Board Refreshment.  Our Board believes that a fully engaged Board of Directors is a strategic asset of the Company, and that knowledgeable and fresh viewpoints and perspectives are important for informed decision-making.  The Board also believes that appropriate tenure can facilitate directors developing greater institutional knowledge and deeper insight into the Company's operations across a variety of economic and competitive environments.

Even before vacancies arise, the Board periodically evaluates whether it collectively has the right mix of skills, experience, attributes and diverse viewpoints necessary for it to drive shareholder value.  The results of this evaluation are used to help inform the desirable skills set for potential Board nominees and to screen director candidates.
At the same time, as part of planning for Board refreshment and director succession, the Governance and Nominating Committee's practice has been to periodically consider potential director candidates.  As a result of this ongoing review, in the last five years alone, the Board has appointed or nominated four new directors.

With the Board’s recommended slate of four nominees, the Board believes that it has an appropriately balanced board and will continue to consider opportunities to strengthen the Board’s composition over time.  As a group, the average tenure of the nominees for election to the Board is approximately 18 years.

Environmental, Social and Governance
The Company is committed to strengthening the communities we serve through associate volunteerism and corporate philanthropy, as well as environmental responsibility and sustainability, serving as a cornerstone of the local community, and maintaining transparency in governance.
The Company supports environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization.  We continually evaluate opportunities to reduce energy dependence in areas such as facilities, equipment, operations, shipping and business travel.
For nearly 150 years, since 1872, the Company has been focused on strengthening the communities we serve.  We accomplish this through volunteerism, corporate sponsorships, non-profit board service by associates, donations of physical assets, and advancing financial literacy and education.
We promote economic development through investment in community-strengthening initiatives like affordable housing.  Throughout our footprint, we have invested $2.7 million for the creation of new affordable housing.
The Company respects, values and invites diversity in our workforce, customers, suppliers, marketplace and community.

The Company strengthens the communities we serve through volunteerism and donations that support individuals, families and communities in need.  Our employees volunteer at nearly 300 organizations that support the welfare of their communities.  In 2020, the Company donated more than $500,000 to various non-profit organizations throughout our markets.  In April of 2020, we directed $50,000 of our giving to hospitals in our market to help them in their fight against the pandemic.  We directed another $50,000 to the Central Pennsylvania Food Bank to assist them in handling the increased demand from the impact of COVID.  In 2020, many of our employees volunteered in food distribution efforts across the markets, delivered meals to first responders, and managed to safely hold our annual Cancer Classic Golf Tournament and other events, raising $17,500 for the American Cancer Society.  For the past 20 years, we have held the First Citizens Cancer Classic Golf Tournament to raise funds to help fight cancer.  The Company is very proud to have donated over $225,000 to help with cancer research and to provide comfort to families impacted by the disease.

The Company is dedicated to being a financial industry leader in corporate governance and business ethics.  Our Board of Directors is composed of Directors with diverse professional and business experience.  All of our Directors, other than Coolidge, Black, Richards and Jones, are independent.  They all share a commitment to fostering an effective risk environment coupled with a strong internal audit structure.  Their unwavering commitment protects our clients, shareholders and reputation.  Our Code of Ethics reflects the Company’s expectation for the conduct of our directors, officers and associates.  Through recurring training and disclosures, as well as periodic communication related to specific topics, the Company maintains the highest level of ethical conduct.

Director Compensation

The following table sets forth information concerning the compensation of non-employee directors during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert W. Chappell	38,840	10,228	372	49,440
R. Lowell Coolidge	57,132	10,228	305	67,665
Rinaldo A. DePaola	38,955	10,228	372	49,555
Thomas E. Freeman	36,165	10,228	372	46,765
Roger C. Graham, Jr.	41,255	10,228	372	51,855
E. Gene Kosa	38,565	10,228	305	49,098
Christopher W. Kunes	35,705	10,228	372	46,305
R. Joseph Landy	45,425	10,228	372	56,025
Alletta M. Schadler	35,690	10,228	6,063(3)	51,981

(1)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment.  The amounts were calculated based upon the Company’s stock price of $51.14 on the date of grant.  For applicable directors, stock award amounts represent grants of 200 shares of common stock made under the 2016 Equity Incentive Plan and granted in 2020.

(2)	Consists of a life insurance benefit and holiday gifts.
(3)	Includes imputed income from a split dollar life insurance benefit of $5,758.

The foregoing table reflects the following arrangements:

Fees.  During 2020, our directors, except for Directors Coolidge, Black, Landy, Richards, and Jones, received the following fees for service on our Board of Directors: $530 for attending a board meeting and strategic retreat or training session; $23,175 annual retainer; $315 monthly fee for committee meeting attendance; $165 for participation in a Board conference call; and $225 for attending an advisory board meeting.  Additionally, committee chairpersons for Credit Committee, Audit and Examination Committee, and Governance and Nominating Committee received a $2,100 annual retainer.   Director Coolidge, who serves as the Company’s and the Bank’s Chairman, and Director Landy, who serves as the Company’s and Bank’s Vice Chairman, received a fixed annual sum of $55,132, and $43,200 respectively, in lieu of all director’s fees and committee member fees in 2020.  Directors Coolidge and Landy also received an advisory board fee of $225 per attended meeting.

Deferred Compensation Plan.  The Company maintains the Directors Deferred Compensation Plan as a vehicle for non-employee directors to defer retainers and meeting fees.  Participants are eligible for a distribution under the plan upon the earlier of death, disability, or separation from service as a non-employee director of the Company.  At the election of each participant, distributions are made in either a lump sum or in a series of five annual installments.  In addition, the plan provides for distributions in the event of an unforeseeable emergency as such term is defined under Section 409A of the Internal Revenue Code.  Directors Landy and Kosa are currently participating in the plan.

Life Insurance.  In addition to these fees, each active director is provided a $100,000 life insurance benefit. At age 70, the life insurance benefit for active directors is decreased by 35% to $65,000.  Retired directors have a life insurance benefit of $50,000, and at age 70 this benefit decreases by 35% to $32,500.  Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases.  Total premiums paid in 2020 for life insurance on behalf of the current and retired directors was $1,784.

Stock Awards.  Non-employee directors received grants of stock under our 2016 Equity Incentive Plan.

Meetings of the Board of Directors

The Board of Directors oversees all of the Company’s business, property and affairs.  The Chairman of the Board and the executive officers keep the members of the Board informed of the Company’s business through discussions at Board meetings and by providing them reports and other materials.  During 2020, the Company’s Board of Directors held twelve regular meetings.  Each of the directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he/she served.

 Meetings of the Advisory Boards / Regional Board

The Board of Directors utilizes advisory boards or regional boards in communities currently served by the Bank.  The advisory and regional boards are composed of well-respected people from the community, the office manager or market executive, and a member of the Board of Directors (who serves as a non-voting member of the advisory or regional board).  The Board member serves as a communication link to share, with the advisory or regional board, the appropriate information occurring at Board of Directors’ meetings, as well as communicating to the Board of Directors advisory or regional board issues and suggestions.  Advisory boards meet monthly, regional boards meet every other month.  A fee of $225 is paid for attendance at the monthly advisory or regional board meetings.  A fee of $750 is paid in Company stock for attendance at the Delaware regional board meetings

Attendance at the Annual Meeting

The Company expects its directors to attend annual meetings of shareholders.  All directors then serving attended the 2020 Annual Meeting of Shareholders.

AUDIT-RELATED MATTERS

Report of the Audit and Examination Committee

The Audit and Examination Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Examination Committee discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors. The Audit and Examination Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain Company filings with the SEC.

The Audit and Examination Committee meets with the independent registered public accounting firm, the internal auditors, the Chief Financial Officer, the Vice President of Finance, and the Risk/Compliance Officer on a number of occasions, each of whom has unrestricted access to the Audit and Examination Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles and discussed with the Audit and Examination Committee any issues the independent registered public accounting firm believed should be raised with the Audit and Examination Committee.

The Audit and Examination Committee reviewed with management and S.R. Snodgrass, P.C. the Company’s audited financial statements, as well as the audit of management’s assessment of internal control over financial reporting and met separately with both management and S.R. Snodgrass, P.C. to discuss and review those financial statements and reports prior to issuance.  Management has represented, and S.R. Snodgrass, P.C. has confirmed, to the Audit and Examination Committee, that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Examination Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit and Examination Committee concerning independence, and has discussed with S.R. Snodgrass, P.C. its independence.  The Audit and Examination Committee also discussed with S.R. Snodgrass, P.C. matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301.  The Audit and Examination Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by S.R. Snodgrass, P.C., and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Examination Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.  The Audit and Examination Committee and the Board have also recommended the selection of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Audit and Examination Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

E. Gene Kosa  (Chairman)
Thomas E. Freeman
Roger C. Graham, Jr.
Alletta M. Schadler

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2020 and 2019, respectively, by S.R. Snodgrass, P.C.:

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$186,246	$172,679
Audit-Related Fees	-	-
Tax Service Fees	$11,400	$11,050
All Other Fees(2)	$75,076	$91,807
TOTAL	$272,722	$275,536

(1)
Audit fees include the audit of the Company’s consolidated financial statements and internal controls over financial reporting, the reviews performed over the quarter filings on forms 10-Q and the annual filing of form 10-K, and consent procedures related to the filing of form S-4 during the period.

(2)
Other fees related primarily to assistance with consulting services related to regulatory compliance, facilitation of strategic planning and enterprise risk management sessions with management and the Board of Directors.

Policy on Audit and Examination Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit and Examination Committee is responsible for appointing and overseeing the work of the independent auditing firm.  In accordance with its charter, the Audit and Examination Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditing firm.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit and Examination Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by the independent auditing firm.  Management’s requests that particular services by the independent auditing firm be pre-approved under the auditor services policy must be specific as to the particular services to be provided.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the year ended December 31, 2020, all audit and non-audit services were approved, in advance, by the Audit and Examination Committee in compliance with these procedures.

STOCK OWNERSHIP

The following table sets forth, as of March 1, 2021, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the Company’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of the Company’s outstanding common stock so owned.  A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock Beneficially Owned
R. Lowell Coolidge P.O. Box 41 Wellsboro, Pennsylvania 16901	227,150	(1)	5.8%

(1)	Mr. Coolidge beneficially owns 183,794 shares individually, and his remaining 43,356 shares are held by his spouse’s estate.

The following table sets forth the information concerning the number of shares of Company common stock beneficially owned, as of March 1, 2021, by each director continuing in office, by each nominee for director, by each named executive officer in the compensation table set forth later in this proxy statement, and by all directors and executive officers as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Randall E. Black	36,033	(1)	*
Robert W. Chappell	8,907		*
R. Lowell Coolidge	227,150	(2)	5.8%
Rinaldo A. DePaola	14,265	(3)	*

Thomas E. Freeman	13,273	(4)	*
Roger C. Graham, Jr.	53,090	(5)	1.4%
Stephen J. Guillaume	1,935	(6)	*
Mickey L. Jones	13,473	(7)	*
E. Gene Kosa	5,400	(8)	*
Christopher W. Kunes	8,077		*
R. Joseph Landy	23,525	(9)	*
David Z. Richards, Jr.	1,857	(10)	*
Alletta M. Schadler	16,752		*
Executive Officers and Directors as a Group (22 persons)	446,103	(11)	11.4%

* Less than 1%.
(1)
Mr. Black beneficially owns 1,260 shares individually, 31,657 shares jointly with his spouse, and 301 shares are held by his spouse.  Also includes 2,815 shares of restricted stock for which Mr. Black has voting but not investment power.

(2)	Mr. Coolidge beneficially owns 183,794 shares individually, and his remaining 43,356 shares are held by his spouse’s estate.
(3)	Mr. DePaola beneficially owns 5,810 shares individually, 6,867 shares jointly with his spouse, and his remaining 1,588 shares are held by his spouse.
(4)	Mr. Freeman beneficially owns 13,273 shares jointly with his spouse.
(5)	Of the 53,090 beneficially owned shares, 5,015 shares are pledged as collateral on a loan.
(6)	Includes 356 shares of restricted stock for which Mr. Guillaume has voting but not investment power. Of the 1,935 beneficially owned shares, 1,280 shares are pledged as collateral on a loan.
(7)
Mr. Jones beneficially owns 171 shares individually, 11,046 shares jointly with his spouse, and 840 shares are held by his spouse.  Also includes 1,416 shares of restricted stock for which Mr. Jones has voting but not investment power.

(8)	Mr. Kosa beneficially owns 4,499 shares jointly with his spouse, 879 shares in an investment club, and his remaining 22 shares are held by his spouse.
(9)	Mr. Landy beneficially owns 16,246 shares individually, and 7,279 shares jointly with his spouse.
(10)	Includes 979 shares of restricted stock for which Mr. Richards has voting but not investment power.
(11)	Includes 2,635 shares of restricted stock beneficially owned by executive officers not individually listed in the table for which the executive officer has voting but not investment power.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1                          Election of Directors

The Company’s Board of Directors consists of twelve members.  The Board is divided into three classes with three-year staggered terms, known as Class 1, Class 2 and Class 3.  The Class 1 directors to be elected at this Annual Meeting will serve for three-year terms.   The remaining Class 2 and Class 3 directors will continue to serve for one and two years, respectively, in order to complete their three-year terms.

The Board of Directors fixed the number of directors in Class 1 at four and has nominated Robert W. Chappell, Roger C. Graham, Jr., E. Gene Kosa, and R. Joseph Landy for election as Class 1 directors to hold office for three-year terms to expire at the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified.  All Board nominees are currently directors of the Company and the Bank.

Unless you indicate on your proxy card or via the Internet that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees.  If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors.  At this time, the Board of Directors knows of no reason why any nominees might be unable to serve.

The Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s nominees.
Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.  Ages are as of March 1, 2021.  Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors determined that each current director should serve as a director.

Nominees for Election as Class 1 Directors – Terms to Expire in 2024

Robert W. Chappell is an attorney-at-law.  He operates the Law Office of Robert W. Chappell, Esq. located in Rome, Pennsylvania.  Mr. Chappell also serves in an “of Counsel” capacity for the law firm of Loomis | Koernig located in Mansfield, Pennsylvania.  Previously, Mr. Chappell was a partner with the Law Offices of van der Hiel, Chappell and Loomis.   Mr. Chappell’s 26 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Chappell’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. Chappell is Chairman of the Compensation/Human Resource Committee.  Age 54.  Director of the Company and the Bank since 2006.

Roger C. Graham, Jr. is retired from Graham Construction and Excavating.  Mr. Graham owned and operated Graham Construction & Excavating for 20 years.  As a retired, successful business owner, Mr. Graham has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Graham is Chairman of the Credit Committee.  Age 65.   Director of the Company and the Bank since 2001.

E. Gene Kosa is a partner in EDKO Farms and President of EDKO Farms, Inc., an agricultural production and service business, located in Ulysses, Pennsylvania.  Mr. Kosa has successfully managed an agricultural business for 46 years.  Mr. Kosa is also president of GENA Holdings, a holding company primarily for mineral rights and other assets.  As a business owner, Mr. Kosa has a knowledgeable skill set that positions him well to continue to serve as a director for the Company.  Mr. Kosa is Chairman of the Audit and Examination Committee.  Age 74.  Director of the Company and the Bank since 2001.

R. Joseph Landy is an attorney-at-law with the firm of Landy & Rossettie, PLLC, formerly Landy & Landy Attorneys at Law, located in Sayre, Pennsylvania.  Mr. Landy’s 42 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Landy’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Age 66.  Director of the Company and the Bank since 2001.

Continuing Class 2 Directors – Terms Expire in 2022
Thomas E. Freeman is regional manager with Blue Ridge Communications in Mansfield, Pennsylvania.  Mr. Freeman has worked in business for 41 years.  His business expertise and involvement in numerous civic and philanthropic organizations provide valuable insight to the Board and position him well to serve as a director for the Company.  Age 61.  Director of the Company and the Bank since 2010.
Christopher W. Kunes is president/owner of Christopher Kunes General Contracting, a construction business located in State College, Pennsylvania.  Mr. Kunes has successfully managed this construction business for 33 years.  Mr. Kunes also has business interest in agriculture, masonry, restaurant, real estate development and management, along with other markets.  His broad experience makes him an asset as a director for the Company.  Age 56.  Director of the Company and Bank since December 2018.
David Z. Richards, Jr. has served as an Executive Vice President of the Bank since 2017.  Prior to 2017, Mr. Richards was an Executive Vice President for S&T Bancorp, Inc. from 2014-2017, and was Chief Executive Officer/Executive Vice President of Nittany Bank/National Penn Bank from 1997 to 2014.  Mr. Richards has extensive knowledge and experience in the banking industry, providing valuable insight in the daily and strategic operation of the Bank, positioning him well to be an employee director.  Age 60.  Director of the Company and the Bank since December 2017.

Alletta M. Schadler is co-owner and manager of the Farmer’s Pride Airport, a privately owned, public-use airport in Fredericksburg, Pennsylvania, and a retired home economist, family living agent and director from Penn State Extension in Lebanon County, Pennsylvania.  Ms. Schadler worked for Penn State Extension for 30 years and has been co-owner of the airport since 1990.   She is a former director of The First National Bank of Fredericksburg.  Her business expertise and involvement in civic and philanthropic organizations provide valuable insight to the Board and position her well to serve as a director for the Company.  Age 85.  Director of the Company and the Bank since 2015.
Continuing Class 3 Directors – Terms Expire in 2023
Randall E. Black has served as the Chief Executive Officer and President of the Company and the Bank since 2004, and prior to 2004 was the Chief Financial Officer for the Bank.  Mr. Black’s 28 years of extensive experience in the banking industry and involvement in business and civic organizations in the communities in which the Bank serves afford the Board valuable insight regarding the business and operation of the Bank.  Mr. Black’s knowledge of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our Chief Executive Officer and President.  Mr. Black is President of 1st Realty of PA, LLC, a subsidiary of the Bank.  Age 54.  Director of the Company and the Bank since 2004.

R. Lowell Coolidge is an attorney-at-law with the firm of Walrath and Coolidge, located in Wellsboro, Pennsylvania.  Mr. Coolidge’s 51 years expertise as partner in a local law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. Coolidge holds more than 5% of the Company’s outstanding shares and he has been Chairman of the Company and Bank since 1998.  Age 80.  Director of the Company and the Bank since 1984.

Rinaldo A. DePaola is an attorney-at-law with the firm of Griffin, Dawsey, DePaola & Jones located in Towanda, Pennsylvania.  Mr. DePaola’s 36 years expertise as a partner in a local law firm and his involvement in business and civic organizations in the communities in which the Bank serves provide the Board valuable insight.  Mr. DePaola’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company.  Mr. DePaola is Chairman of the Governance and Nominating Committee.  Age 65.  Director of the Company and the Bank since 2006.

Mickey L. Jones has served as an Executive Vice President and the Chief Operating Officer of the Company and the Bank since April 2010, and served as Chief Financial Officer from April 2010 to November 2019.  Mr. Jones has strong accounting and financial skills, and has experience with operational risk management, strategic planning and corporate governance matters.  Age 60.  Treasurer of the Company and the Bank since 2004.  Director of the Company and the Bank since 2020 and 2018, respectively.

Executive Officers Who Are Not Directors

Set forth below is information regarding the Company’s and the Bank’s executive offers who do not serve as directors of the Company.

Name	Age as of March 1, 2021	Principal Occupation for Past Five Years
Gregory J. Anna	59	Senior Vice President, Information Systems Manager for the Bank since 2011. Mr. Anna is the husband of Kathleen M. Campbell.
Kathleen M. Campbell	60	Senior Vice President, Marketing Manager for the Bank since 2002. Ms. Campbell is the wife of Gregory J. Anna.
Jeffrey B. Carr	51	Senior Vice President, Chief Retail Banking Officer for the Bank since 2012.
Zerick D. Cook	46
Executive Vice President, Chief Credit Officer for the Bank since 2020.  Prior to 2020, he was Senior Vice President, Chief Credit Officer for the Bank since 2019.   Prior to 2019 was Senior Vice President, Senior Credit Officer for Riverview Bank since 2018.  Prior to 2018 was Senior Vice President, Director of C&I, and State College Regional Executive for Riverview Bank since 2017.  Prior to 2017 was Senior Vice President, Business Services Officer for Branch Banking and Trust Co. (formerly Susquehanna Bank) from 2015.  Prior to 2015 was Senior Vice President, Commercial Executive for Branch Banking and Trust Co. (BB&T Bank) from 2014.

Stephen J. Guillaume	44
Senior Vice President and Chief Financial Officer of the Company and the Bank since 2019. Prior to November 2019 was Vice President of Finance of the Bank since April 2013. Mr. Guillaume is the first cousin of Randall E. Black.

Christopher S. Landis	53
Senior Vice President, Senior Lending Officer of the Bank since 2016.  Prior to 2016 was Vice President, Senior Lending Officer for the Bank since 2011.  Prior to 2011 was Vice President, Business Development Officer since 2004.

Sean P. McKinney	54
Senior Vice President, Southcentral Region Senior Lender for the Bank since 2020.  Prior to 2020 was Vice President, Southcentral Region Senior Lender for the Bank since 2019.  Prior to 2019 was Vice President, Southcentral Ag Lender & Team Leader since 2016.  Prior to 2016, was Vice President, Agricultural Loan Manager/Officer for Ephrata National Bank  since 2011.

Robert B. Mosso	50	Senior Vice President, Wealth Management Division Manager for the Bank since 2011. President of First Citizens Insurance Agency, Inc.
Jeffrey L. Wilson	59
Executive Vice President, Chief Lending Officer for the Bank since 2016.  Prior to 2016 was Senior Vice President, Chief Lending Officer.  Prior to 2011 was Vice President, Chief Lending Officer since 2010.  Prior to 2010 was a Vice President, Business Development Officer since 1987 for First Citizens.

Amy C. Wood	40
Senior Vice President, Human Resource/Training Manager for the Bank since 2019.  Prior to 2019 was Vice President, Human Resource/Training Manager since 2018.  Prior to 2018 worked for Northern Tioga School District as dean of students from July 2012-June 2016 and principal from July 2016 to June 2018.  Mrs. Wood is the daughter of Director Lowell Coolidge.

Executive officers are elected annually by, and serve at the discretion of, the Board of Directors.

Item 2                          Ratification of Independent Registered Public Accounting Firm

The Audit and Examination Committee of the Board of Directors has recommended the appointment of S.R. Snodgrass, P.C. to be the Company’s independent registered public accounting firm for the 2021 fiscal year, subject to ratification by shareholders.  A representative of S.R. Snodgrass, P.C. will be present during the virtual Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If ratification of the appointment of S.R. Snodgrass, P.C. is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accounting firms will be considered by the Audit and Examination Committee of the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent registered public accounting firm for fiscal year 2021.

Item 3                          Advisory Vote on Executive Compensation

The Board of Directors of the Company is committed to excellence in governance.  As part of that commitment, and as required by federal securities laws, the Board of Directors is providing the Company’s stockholders with an opportunity to provide an advisory vote on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion contained in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement, is hereby approved.”

Because the vote is advisory, it will not be binding upon the Company or its Board of Directors.  However, the Compensation/Human Resource Committee will review and consider the outcome of the vote when making future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers.

Item 4                          To Amend the Restated Articles to Remove the Limitation on the Annual Increase in Number of Directors

The Company’s Restated Articles currently allows for only two directors to be added in between Annual Meetings.  On December 15, 2020, the Board of Directors unanimously adopted resolutions approving and recommending to the shareholders for their adoption an amendment to the Articles of the Company.  This amendment provides that Article Tenth be deleted and replaced in its entirety.

Specifically, Article Tenth of the Restated Articles, which now reads as follows:

“TENTH.                          The Board shall consist of not less than five nor more than twenty-five shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board of Directors may not increase the number of directors to a number which; (i) exceeds by more than two, the number of directors last elected by shareholders, (ii) in no event shall the number of directors exceed twenty-five.”

would be deleted and replaced in its entirety to read as follows:

“TENTH.                          The Board shall consist of not less than five nor more than twenty-five shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof.”

Purpose of Proposed Elimination of Annual Increase in Number of Directors

There is no Pennsylvania law requirement limiting the number of directors that may be added to the Board.  This type of limitation is not typical, so removing it would be consistent with peer companies.  Additionally, removing the limitation would enhance the Company’s ability to acquire other companies in stock-for-stock merger transactions, as a typical request in those types of transactions is board representation.

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Articles to remove the limitation on the number of directors that can be added to the Board between elections of directors by the Company’s Shareholders.

Item 5                          To Amend the Restated Articles to Provide for the Advancement of Expenses

The Company’s Board of Directors, at a meeting held on December 15, 2020, unanimously adopted resolutions approving and recommending to the shareholders for their adoption an amendment to the Articles of the Company.  This amendment provides that Article Fifteenth be amended  to provide for the advancement of expenses to any person who is a party to an action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company.

Specifically, sub-part A of the Fifteenth Article of the Restated Articles, which now reads as follows:

“FIFTEENTH.                                        A.  To the extent permitted by Section 410 of the Pennsylvania Business Corporation Law, and any amendments thereto, and sections relating thereto, including the Directors’ Liability Act, subject to Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation.

To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.”

would be amended and restated to read as follows:

“FIFTEENTH.                                        A.  To the extent permitted by the Pennsylvania Business Corporation Law, and any amendments thereto, and sections relating thereto, subject to Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation. All expenses incurred in good faith by or on behalf of the director, officer, employee or agent of the Corporation with respect to any such action, suit, or proceeding shall, upon written request submitted to the Secretary of the Corporation, be advanced to such person by the Corporation prior to final disposition of such action, suit, or proceeding, subject to any obligation which may be imposed by law or by provision in these Restated Articles of Incorporation, the Bylaws, an agreement or otherwise to repay the Corporation in certain events.
To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.”
Purpose of Proposed Amendment to Allow for Advancement of Expenses

Advancement of expenses is a common provision and permittable by Pennsylvania law.  Advancement of expenses is in the individual’s and the Company’s interest.  It encourages corporate service by capable individuals by ensuring their personal financial resources are not depleted by expenses incurred in connection with a lawsuit arising as a result of their service to the Company.

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Articles to provide for the advancement of expenses to any person who is a party to an action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company.

Item 6                          To Amend the Restated Articles to Revise The Voting Standard to Approve Merger Transactions to a Majority of Votes Cast

The Company’s Board of Directors, at a meeting held on December 15, 2020, unanimously adopted resolutions approving and recommending to the shareholders for their adoption an amendment to the Articles of the Company.  This amendment provides that Article Sixteenth be amended  to provide that the approval of any merger, liquidation or dissolution or any action that would result in the sale or other disposition of all or substantially all the assets of the Company will require the approval of a majority of the votes cast by all shareholders entitled to vote on the matter.

Specifically, Article Sixteenth of the Restated Articles, which now reads as follows:

“SIXTEENTH.                                        No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock.  This Article may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock.”

would be amended and restated to read as follows:

“SIXTEENTH.                                        No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter.”
Purpose of Proposed Amendment to Revise Merger Approval Threshold to Majority of Votes Cast

Under Pennsylvania law, the default standard for approving these types of transactions is a majority of the votes cast by all shareholders entitled to vote on the matter.  The Company would like to amend Article Sixteenth to be in compliance with Pennsylvania Business Corporation Law.  The Board believes the amendment of Article Sixteenth is in the interests of the Company and its shareholders because it will help facilitate merger transactions involving the Company.

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Articles to provide that the approval of any merger, liquidation, or dissolution or any action that would result in the sale or other disposition of all or substantially all the assets of the Company will require the approval of a majority of the votes cast by all shareholders entitled to vote on the matter.

Compensation/Human Resource Committee Report

The Compensation/Human Resource Committee has reviewed the Compensation Discussion and Analysis that is provided by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation/Human Resource Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.  See “Compensation Discussion and Analysis.”

The Compensation/Human Resource Committee
of Citizens Financial Services, Inc. and First Citizens Community Bank

Robert W. Chappell  (Chairman)
Rinaldo A. DePaola
Thomas E. Freeman
Christopher W. Kunes
R. Joseph Landy
Alletta M. Schadler

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2020. This discussion also describes the material components of each named executive officer’s total compensation package and details the reasoning behind the decisions made in 2020. This discussion should be read together with the compensation tables for our named executive officers located in the “Executive Compensation” section of this proxy statement.

Our 2020 named executive officers are Randall E. Black – Chief Executive Officer/President, Mickey L. Jones – Executive Vice President/Chief Operating Officer, and Stephen J. Guillaume – Senior Vice President/Chief Financial Officer.

Executive Summary

It is the intent of the Compensation/Human Resource Committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value.  In addition, we have structured our executive compensation program to include elements that are intended to create an appropriate balance between risk and reward.

Fiscal Year 2020 Company Performance

The Company reported record earnings for 2020, which were 28.8% greater than 2019 record earnings. This occurred despite the COVID-19 pandemic. In addition, during 2020, we completed and successfully integrated an out of market acquisition . These results reflect the continued execution of the Company’s strategic plan, commitment of the Board of Directors, and hard work and dedication of the Company’s management team and employees to provide unparalleled customer service and shareholder value.

2020 highlights include:

•
Earning levels.  For the year ended December 31, 2020, net income totaled $25.1 million, which compares to net income of $19.5 million for the year ended December 31, 2019, an increase of $5.6 million or 28.8%.  Earnings for 2020 included $2.2 million of acquisition costs compared to $466,000 of acquisition related expenses in 2019.  Revenue growth was strong, as interest income increased $8.3 million, or 13.4%, while non-interest income increased $3.0 million, or 36.2%.  Net interest income before the provision for loan loss increased $12.3 million, or 24.5%, compared to 2019 levels.

•
Solid performance metrics.  Basic earnings per share of $6.60 for 2020 compares to basic earnings per share of $5.48 for 2019.  Return on equity for the years ended December 31, 2020 and 2019 was 14.21% and 13.00%, respectively, while return on assets was 1.46% and 1.34%, respectively.

•
Growth.   Total assets increased $425.3 million or 29.0% to close the year at $1.89 billion as of December 31, 2020, compared to $1.47 billion at December 31, 2019, primarily due to the merger with MidCoast Community Bancorp, Inc. and its wholly owned subsidiary, MidCoast Community Bank.  The merger closed on April 17, 2020 and included total assets of $243.9 million. Net loans ended 2020 at $1.39 billion, an increase of 26.1% or $287.7 million. Loans acquired as part of the merger totaled $223.2 million, while organic growth for 2020 was $66.5 million, or 6.0%. Total deposits increased $377.7 million, to $1.59 billion at December 31, 2020. Organic deposit growth for 2020 was $168.9 million, or 14.0%. Deposits acquired as part of the merger totaled $208.8 million.

•
Asset quality.   Asset quality remains solid and improved during the year with non-performing assets decreasing from $15.4 million as of December 31, 2019 to $13.1 million as of December 31, 2020.  Non-accrual loans and loans past due 90 days or more decreased $766,000, while foreclosed assets decreased $1.6 million.  As a result, the ratio of non-performing assets to total loans was 0.93% at December 31, 2020 compared to 1.38% at December 31, 2019.  Annualized net charge-offs remain low at 0.03% for 2020.

•
Shareholder return.  Cash dividends per share increased 9.0% for the year ended December 31, 2020, resulting in $1.920 per share being paid, compared to $1.762 per share being paid for the year ended December 31, 2019.  A special dividend of $0.10 per share was paid in the first quarter of 2020.

Fiscal Year 2020 Compensation Decisions

Against the backdrop of our solid financial performance and shareholder return, the Compensation/Human Resource Committee, along with our Chief Executive Officer/President, took the following actions related to our named executive officers’ compensation and benefit arrangements for 2020:

•
Chief Executive Officer/President.  The Board of Directors conducted a performance review of Mr. Black during 2019 for purposes of determining his 2020 compensation.  The Board of Directors concluded that Mr. Black continues to exhibit strong business and leadership skills and is moving the Company in a direction that continues to enhance long-term shareholder value.  Therefore, the Company allowed the term of Mr. Black’s employment agreement to extend through June 2023.

•
Other Named Executive Officers.  Mr. Black conducted a performance review of our other named executive officers and determined that the officers continue to contribute greatly to the success of the Company and its affiliates.  Therefore, the Company allowed the terms of the change in control agreement with Mr. Jones to extend through January 19, 2024.

•
Annual Incentives.  As a result of our strong financial performance and the successful achievement of individual performance goals, our named executive officers earned awards under our Annual Incentive Plan for 2019 and the awards were distributed in the second calendar quarter of 2020.  The awards (if any) under the Annual Incentive Plan for 2020 have not yet been determined; however, the Compensation/Human Resource Committee expects the plan calculations to be made and awards determined (if any) by March 2021.  See “Performance-Based Compensation” for additional information on the Annual Incentive Plan for 2020.  See also “Grants of Plan-Based Awards During 2020” for information on potential incentive awards under the Annual Incentive Plan for 2020.

Compensation Philosophy

Our compensation and benefits program for our named executive officers is designed to provide a competitive compensation package which includes a performance-based component that is paid in cash and Company stock.  Specifically, the program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Reinforce key business objectives and deliver executive benefits in a cost-effective manner;

•	Encourage management ownership of our common stock; and

•	Attract and retain talented members of senior management.

Management and our Compensation/Human Resource Committee work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns.

Elements of Our Compensation and Benefits Program

            To achieve our objectives, we structured a compensation and benefit program that provides our named executive officers with the following:

•	Base salary;

•	Performance-based cash compensation through our Annual Incentive Plan;

•	Long-term equity awards through our Annual Incentive Plan;

•	Retirement benefits; and

•	Employment and change in control agreements.

The elements of a named executive officer’s total compensation package vary depending upon the executive’s job position and responsibilities.

Base Salary

Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation.  The Compensation/Human Resource Committee considers compensation information sourced by SNL Financial, American Bankers Association Compensation and Benefits Survey Report, Mercer Financial Services, and Main Data Group, as provided by our compensation consultants, when determining base salaries for our named executive officers, along with other factors, such as an executive’s qualifications, experience, position responsibilities and performance in relation to established goals.  See “Peer Group” for information on the financial institutions that make up our peers for 2020.  The Compensation/ Human Resource Committee reviews the base salaries for our named executive officers on an annual basis.

Performance-Based Compensation

Our Annual Incentive Plan is designed to recognize and reward participants for their collective and individual contributions to our success.  The objectives of the Annual Incentive Plan are to: (i) reward results, not effort; (ii) align our strategic plan, budget and shareholder interests with participant performance; (iii) motivate and reward participants for achieving and potentially exceeding performance goals; (iv) align incentive pay with performance; (v) enable us to attract and retain the talent needed to drive our success, and (vi) encourage teamwork across the Company and Bank.  The Compensation/Human Resource Committee in consultation with executive management administers the Annual Incentive Plan.  All of our named executive officers participated in the Annual Incentive Plan during 2020.  The Annual Incentive Plan awards (if any) will be paid out in cash and grants of restricted stock in accordance with the terms of the Annual Incentive Plan.

The incentive award opportunities noted below are shown as a percentage of base salary.  For purposes of the Plan, “base salary” is defined as compensation earned by a participant for services rendered, excluding the following items: profit sharing contributions, discretionary incentive compensation, cash payments received for waiving employer-paid health insurance, cell phone allowances and fringe benefits.

	2020 Annual Incentive Plan Opportunities
Name	Minimum	Target	Maximum
Randall E. Black	0.0%	50.0%	100.0%
Mickey L. Jones	0.0%	37.5%	75.0%
Stephen J. Guillaume	0.0%	12.5%	25.0%

The performance period under the Annual Incentive Plan is the calendar year.  However, the administrative procedures necessary to calculate the awards under the Annual Incentive Plan have not yet been completed for 2020.  The Company expects to receive the peer group data necessary to calculate the incentive awards (if any) by the end of March 2021.  If target or maximum performance measures are achieved, plan participants will receive a payout under the Annual Incentive Plan.  If our named executive officers receive a payout under the Annual Incentive Plan, the payout will be distributed in cash and through grants of restricted shares of Company common stock.  The total award is dependent upon the executive’s achievement of his performance goals and job position.  See “Grants of Plan-Based Awards During 2020” for information on potential payouts under the Annual Incentive Plan.

Performance Measures under the Annual Incentive Plan for 2020

There are two (2) categories in which performance is measured under the Annual Incentive Plan: Company/Bank performance and branch/departmental performance.  The Company/Bank performance goals focus on core measures of profitability, risk and compliance, credit quality and efficiency of Company and Bank resources.

For 2020, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2020), efficiency ratio (compared to a regional peer group using a three year average for 2020), net interest income growth (compared to a regional peer group using a three year average for 2020), and non-performing assets to total assets (compared to a regional peer group using a three year average for 2020).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.  The Annual Incentive Plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.

The following chart sets forth the 2020 goal weighting for our named executive officers:

Name	Company/Bank	Branch/Departmental
Randall E. Black	85%	15%
Mickey L. Jones	80%	20%
Stephen J. Guillaume	60%	40%

Long-Term Equity Incentives/Stock Grant Practices

Equity incentives are one of the most important elements of the total compensation package for our named executive officers.  The purpose of these awards is to attract and retain superior talent, further align executives (as well as non-employee directors) with shareholder interests, closely link employee and non-employee compensation with our performance, and maintain high levels of executive and non-employee director stock ownership.  We use the grant of restricted stock as the primary vehicle for providing long-term incentive compensation opportunities to our named executive officers and for aligning their interests with those of our shareholders.  In general, vesting of restricted stock awards under the 2016 Equity Incentive Plan is tied to continued service.  The grants of restricted stock are largely tied to satisfaction of performance goals set forth under our Annual Incentive Plan.  See “Performance-Based Compensation” for information on specific performance goals for our named executive officers.  Generally, restricted stock awarded to our named executive officers is subject to a three (3) year vesting schedule.  Shares of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date thereafter.  The 2016 Equity Incentive Plan Award Agreements for our named executive officers provide that vesting will accelerate in the event of death, disability, retirement, change in control or involuntary termination without cause.

The Compensation/Human Resource Committee’s process with respect to the determination of grant dates is made after carefully considering our timing of earnings releases and/or other material nonpublic information to ensure that there is no manipulation of the market to an executive’s benefit.  Similarly, we never time the release of material nonpublic information to affect the value of executive compensation.  In general, the release of such information reflects established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

Retirement Benefits

We provide retirement benefits to our named executive officers through our tax-qualified defined benefit pension plan, our tax-qualified defined contribution plan, and non-qualified supplemental executive retirement plans (“SERPs”).  Effective January 1, 2008, we converted our traditional defined benefit pension plan to an account balance-based pension plan, which is also referred to as a cash balance plan.  Under our cash balance plan, participants are credited with a percentage of their compensation each year and, upon termination of employment, may receive their benefit in a lump sum or in monthly installments.  Our tax-qualified defined contribution plan (the “401(k) plan”) provides our eligible employees with a vehicle to defer a portion of their compensation and invest their elective deferrals in a variety of investment funds.  In addition, the 401(k) plan provides for an employer safe harbor matching contribution to eligible participants equal to 100% of a participant’s elective deferrals that are not in excess of 1% of the participant’s compensation, plus 50% of the participant’s elective deferrals that exceed 1% of compensation.  In no event will the employer safe harbor matching contributions exceed 3.5% of a participant’s compensation in a plan year.  Mr. Guillaume is not eligible to participate in the cash balance plan due to his hire date.  Mr. Guillaume, however, is eligible to receive an annual discretionary 401 (k) plan contribution from the Bank equal to a percentage of his base compensation.  We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.

In addition to our cash balance plan and 401(k) plan, we also provide Mr. Black and Mr. Jones with SERP benefits.  The SERPs serve to help us attract and retain executive talent by providing each executive with a supplemental retirement benefit equal to a specific percentage (Mr. Black 16.4% and Mr. Jones 13.6%) multiplied by the average annual cash compensation earned by each executive during the three (3) completed calendar years preceding the executive’s termination of employment.  The SERP benefits are intended to provide supplemental retirement benefits to the executives.  Under the defined benefit pension plan, tax qualifications are limited by certain IRS provisions.  We believe providing SERP benefits to our top management is consistent with the retirement benefits provided to similarly-situated executives in our peer group.  See “Executive Compensation—Retirement Benefits”.

We have also implemented a non-qualified deferred compensation plan to provide supplemental funds for retirement for eligible employees through discretionary annual contributions made by the Bank.  The Bank implemented this plan in December 2018.

Employment and Change in Control Agreements

We currently maintain an employment agreement with Mr. Black that we believe is consistent with the agreements provided to senior executive officers in our peer group.  The Compensation/Human Resource Committee believes that the employment agreement with Mr. Black serves the interests of our Company and its shareholders by providing stability in management, outlining the terms and conditions of employment and ensuring that if a change in control is ever under consideration, Mr. Black will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations of losing his job.  See “Executive Compensation—Employment Agreement”.

Role of Compensation/Human Resource Committee

The Compensation/Human Resource Committee reviews and approves all of the elements of compensation for Mr. Black and Mr. Jones annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy.  The Compensation/Human Resource Committee operates under a written charter that establishes its responsibilities.  The Compensation/Human Resource Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation/Human Resource Committee’s role.  Under the charter, the Compensation/ Human Resource Committee is also charged with general responsibility for the oversight and administration of the Bank and Company sponsored compensation and benefit plans.  The charter also authorizes the Compensation/ Human Resource Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.  During 2020, the Compensation/Human Resource Committee retained the services of Compensation Advisors to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Compensation Advisors advised the committee on compensation programs for senior management and executives of the Bank.

When making compensation decisions, the Compensation/Human Resource Committee considers salary survey data to understand compensation paid to similarly situated executives in our peer group.  See “Peer Group” for a list of the publicly traded financial institutions that make up our peers.  In addition to peer data, our Compensation/Human Resource Committee also looks at internal pay equity, individual and company performance and relative shareholder return when making compensation decisions.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation/Human Resource Committee through Mr. Black.  The Compensation/Human Resource Committee gives significant weight to Mr. Black’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation.  However, Mr. Black does not participate in any decisions relating to his own compensation.  The Senior Vice President, Human Resource/Training Manager provides Mr. Black with salary survey data for purposes of considering base pay adjustments for Mr. Guillaume.  Mr. Black provides the Board of Directors with salary survey data for purposes of considering base pay adjustments for Mr. Jones.

Role of Compensation Consultant

During 2020, the Compensation/Human Resource Committee retained the services of Compensation Advisors to assist the Compensation/Human Resource Committee in performing its various duties within industry practice.  Compensation Advisors advised the committee on compensation programs for senior management and executives of the Bank.   Additionally, the Committee utilized data provided by SNL Financial, American Bankers Association Compensation and Benefits Survey Report, Mercer Financial Services, Main Data Group, and L.R. Webber Associates, Inc. to evaluate the salary ranges and incentive awards for our named executive officers.

Peer Group

The Compensation/Human Resources Committee considers information about the practices and financial performance of its peers when making compensation decisions.  The Compensation/Human Resources Committee reviews our peer group and determines if adjustments are necessary to reflect the business model and demographics of the Company.  Our incentive peer group is disclosed by the Compensation/Human Resource Committee, but we might use information from other institutions when looking at compensation.  In 2020, our incentive peer group consisted of the following community banks and thrifts in Pennsylvania and New York with total assets between $1 billion and $5 billion:

Financial Institution	City / Town	State
Adams County National Bank	Gettysburg	PA
Chemung Canal Trust Company	Elmira	NY
Citizens & Northern Bank	Wellsboro	PA
Republic Bank	Philadelphia	PA
First Keystone Community Bank	Berwick	PA
F&M Trust	Chambersburg	PA
Orrstown Bank	Shippensburg	PA
Jersey Shore State Bank	Williamsport	PA
Peoples Security Bank & Trust	Hallstead	PA
QNB Bank	Quakertown	PA
AmeriServ Financial	Johnstown	PA
Ephrata National Bank	Ephrata	PA
Mid Penn Bank	Millersburg	PA
First National Community Bank	Dunmore	PA
PeoplesBank	York	PA
ESSA Bank & Trust	Stroudsburg	PA

Executive Perquisites

We annually review the perquisites that we make available to our named executive officers.  The primary perquisites for our named executive officers are certain club dues.

Stock Ownership Guidelines

We do not maintain stock ownership guidelines for our named executive officers.  However, all of our named executive officers participate in our Annual Incentive Plan and we believe they generally maintain a meaningful interest in our Company stock through their participation in the plan and through individual purchases and holdings outside the plan.  See “Stock Ownership” for information on Company stock owned by our named executive officers.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of each program on the Company and the Bank.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of the Company and our one other most highly compensated executives.  These three officers are referred to as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Randall E. Black CEO & President of the Company and Bank	2020 2019 2018	495,866 450,500 425,000	450 - -	73,539 88,555 77,829	- 171,612 182,050	162,884 153,970 162,017	133,080 79,837 31,913	865,819 944,474 878,809
Mickey L. Jones Executive Vice President, Chief Operating Officer, Treasurer of the Company and Bank	2020 2019 2018	339,859(5) 275,600 260,000	450 250 -	37,586 43,999 38,630	- 86,515 89,734	76,590 108,213 85,647	48,402 44,565 15,023	502,887 559,142 489,034
Stephen J. Guillaume Senior Vice President, Chief Financial Officer	2020 2019	138,249(6) 110,333	1,650 2,050	8,210 18,539	- 15,535	- -	15,290 13,180	163,399 159,637
(1)
Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718 – Share Based Payment based on a per share price of $51.14 on the date of grant for 2,293 shares.  For 2020, stock award amounts for Mr. Black represent a grant of 1,438 restricted stock awards that vest in three approximately equal annual installments commencing on May 19, 2021, awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan.  For 2020, stock award amounts for Mr. Jones represent a grant of 725 restricted stock awards that vest in three approximately equal annual installments commencing on May 19, 2021, awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan, as well as 8 shares received for years of service based on a per share price of $63.64.  For 2020, stock award amounts for Mr. Guillaume represent a grant of 130 restricted stock awards that vest in three approximately equal annual installments commencing on May 19, 2021, awarded upon the achievement of certain performance goals set forth in the Company’s Annual Incentive Plan, as well as 5 shares received for years of service based on a per share price of $63.64, and 25 shares received for performance based on a per share price of $49.73.  The shares granted on May 19, 2020 relate to the equity portion of the Annual Incentive Plan for performance related to calendar year 2019.

(2)	Represents cash awards earned by each executive under the Annual Incentive Plan. Amounts for 2020 have not yet been determined.
(3)	Represents increase/(decrease) in pension value for tax-qualified and supplemental pension benefits for the executive officer.
(4)	Amounts stated in this column for 2020 consist of:

Name	401(k) Match Contribution ($)	Life Insurance Premiums ($)	Auto Benefits ($)	Club Dues ($)	Deferred Compensation Plan Award ($)	Miscellaneous ($)(a)	Total ($)
Randall E. Black	9,975	4,324	8,416	4,035	97,750	8,580	133,080
Mickey L. Jones	9,975	2,879	-	1,487	29,214	4,847	48,402
Stephen J. Guillaume	5,493	258	-	-	7,500(b)	2,039	15,290

(a)
Miscellaneous items would include, if applicable:  gross up on years of service award, cash dividends on restricted stock, imputed income from split dollar bank owned life insurance, Christmas gift, and insurance opt out.  The incremental cost of these items was minimal and the aggregate amount of such compensation did not exceed $6,800 for any named executive officer.

(b)	This award vests over five years.

(5)	Includes $36,523 paid out for unused vacation time.
(6)	Includes $4,547 paid out for unused vacation time.

CEO Pay Ratio

The Compensation/Human Resources Committee monitors the relationship between the compensation of our executive officers and of our non-managerial employees.  This is the fourth year we are disclosing the ratio of the pay of our Chief Executive Officer/President to our median employee (pay ratio).  To determine the median employee, we considered all employees, including full-time, part-time and seasonal employees employed as of the last day of our fiscal year, December 31, 2020. We also considered all wages earned for the fiscal year, including:

•	Regular pay for salaried and hourly employees.
•	Wages for overtime.
•	Miscellaneous taxable cash benefits such as cash incentives, cell phone allowance, and referral fee income.

For purposes of determining the pay ratio, the total compensation of our Chief Executive Officer/President includes all compensation reported in the Summary Compensation Table.  The total compensation of the median employee was determined in the same manner as was used for the Chief Executive Officer/President in the Summary Compensation Table.

Median Annual Compensation of All Employees:                                                                                                                                                            $36,151
Total Annual Compensation of Chief Executive Officer/President:                                                                                                       $865,819
Pay Ratio:                                                                                                                                             24.0

Employment Agreement

The Company and the Bank are parties to an employment agreement with Mr. Black.  The employment agreement provides for a three-year term, which automatically renews on June 1 of each year to maintain a three-year term, unless either party notifies the other party in writing at least 90 days prior to June 1 of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Company, the Bank or Mr. Black in accordance with its terms.  The current term of the employment agreement expires on June 1, 2023.  The employment agreement provides for an annual salary review, however in no event may the base salary be reduced below the base salary in effect at the time of such review.  In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans, as well as furnishing certain fringe benefits available to similarly-situated executive personnel.

The employment agreement contains a restrictive covenant which prohibits Mr. Black from engaging in employment that would compete with the services provided by the Company and the Bank.  In addition, the restrictive covenant contains a non-solicitation clause.  The duration of the restrictive covenant varies based on the circumstances of the executive’s termination of employment.  In the event Mr. Black is terminated by the Company or the Bank for Cause (as defined in the agreement) the term of the restrictive covenant is one (1) year from the executive’s termination date.  In the event the executive voluntarily resigns with or without Good Reason (as defined in the agreement) or the Company or Bank terminates his employment without Cause, the term of the restrictive covenant will be two (2) years from his termination date.  In the event of termination following a Change in Control (as defined in the agreement) which results in the payment of severance under the employment agreement, the executive will be subject to the restrictive covenant for a period of three (3) years following his termination of employment.  The employment agreement provides for an exception to the restrictive covenant in the event the executive’s employment is terminated by the Company or the Bank for Cause or he terminates his employment for Good Reason.  Under these circumstances, the executive may engage in the practice of public accounting and will not be deemed in violation of the restrictive covenant in his employment agreement.  See “Executive Compensation - Potential Post-Termination Benefits” for information on termination benefits provided under the employment agreement.

Change in Control Agreements

The Bank (and the Company as guarantor) are parties to a change in control agreement with Mr. Jones.  The agreement provides for a three-year term, which automatically renews on January 19 of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to January 19 of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by the Bank or the executive for reasons set forth in the agreement.  The current term of the change in control agreements expires on January 19, 2024.

Grants of Plan-Based Awards During 2020
Annual Incentive Plan.  The following table provides information on the estimated payouts that may be awarded to our named executive officers upon the achievement of performance goals under the Annual Incentive Plan for 2020.  Annual incentive awards are distributed in a combination of cash and restricted stock to our named executive officers.  Once granted, restricted stock awards earned under the Annual Incentive Plan are subject to the terms and conditions of our 2016 Equity Incentive Plan and vest over a period of three years.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards(1)			Plan Awards(1)(2)			All Other Stock Awards(4)
Name	Grant Date(3)	Threshold	Target	Maximum	Threshold	Target	Maximum

Randall E. Black	5/19/2020	-	$167,125	$334,250	-	$71,625	$143,250	-
Mickey L. Jones	5/19/2020	-	$76,686	$153,371	-	$32,865	$65,731	$509
Stephen J. Guillaume	5/19/2020	-	$11,266	$22,531	-	$4,828	$9,656	$318

(1)	These columns illustrate the possible payouts for each of our named executive officers under our Annual Incentive Plan for 2020.
(2)
A portion of the incentive opportunity under the Annual Incentive Plan is payable in Company common stock and a portion is paid in cash in accordance with the terms of the plan.  The actual number of shares of restricted stock will be determined when the award is distributed in 2021.

(3)	Represents the date the Company granted restricted stock in connection with awards under the Annual Incentive Plan for performance related to calendar year 2019.
(4)	Represents 8 shares granted in recognition of Mr. Jones’ years of service, which shares were vested upon grant.
(4)	Represents 5 shares granted in recognition of Mr. Guillaume’s years of service, which shares were vested upon grant.

We maintain the Annual Incentive Plan for the purpose of aligning the employee incentive goals with our overall strategic plan.  The Annual Incentive Plan requires participants to satisfy two components:  corporate goals; and departmental/branch performance goals.  For 2020, our Company/Bank goals consisted of return on equity compared with a regional peer group (using a three year average for 2020), efficiency ratio (compared to a regional peer group using a three year average for 2020), net interest income growth (compared to a regional peer group using a three year average for 2020), and non-performing assets to total assets (compared to a regional peer group using a three year average for 2020).  An overall satisfactory regulatory rating, and individual employee performance review rating of competent are required and are incentive plan qualifiers.  Should these measures not be met, no incentive award is granted.  Branch goals included various measures, most notably loan and deposit growth, and branch profitability targets.  Departmental goals included various projects, strategic initiatives and work performance measurements.

The Annual Incentive Plan’s components have varying weights assigned, as well as varying award opportunities based upon job function.  The performance period for the Annual Incentive Plan for 2020 began on January 1, 2020 and ended on December 31, 2020.  However, the Company is unable as of the date of this proxy statement to certify as to the satisfaction of the performance goals for 2020.  For 2020, the weighting for Mr. Black’s incentive award was 85% corporate goals and 15% branch/departmental goals, with a maximum payout of 100% of eligible compensation.  For 2020, the weighting for Mr. Jones’ incentive award was 80% corporate goals and 20% branch/departmental goals, with a maximum payout of 75% of eligible compensation.  For 2020, the weighting for Mr. Guillaume’s incentive award was 60% corporate goals and 40% branch/departmental goals, with a maximum payout of 25% of eligible compensation.

For named executive officers, incentive payments are made in cash and in the form of restricted stock.  The grants of restricted stock vest ratably over a three-year period commencing on the first anniversary of the date of grant and continuing each anniversary date.  For all named executives, the eligible compensation will be distributed 70% in cash and 30% in restricted stock.   Once issued, the awards of restricted stock granted in connection with the Annual Incentive Plan are subject to the terms and conditions of the underlying equity incentive plan.

2016 Equity Incentive Plan.    The 2016 Equity Incentive Plan (the “2016 Plan”) permits the Company, under the supervision of the Compensation/ Human Resource Committee, and subject to the approval of the Board of Directors, to make equity-based awards to employees and non-employee directors.  The 2016 Plan provides for awards of both restricted stock and awards of stock without restrictions or other conditions.  The purpose of these stock awards is to attract and retain competitively superior people, further align employees and non-employee directors with shareholder interest, closely link employee and non-employee compensation with the Company’s performance, and maintain high levels of executive and non-employee stock ownership.  The 2016 Plan also provides a component of the total compensation package offered to employees and reflects the importance placed on motivating and rewarding superior results with long-term incentives.

Outstanding Equity Awards at December 31, 2020

The following table sets forth information concerning stock awards granted to the named executive officers that have not vested as of December 31, 2020.  No stock options were outstanding at December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Randall E. Black	2,815	(2)	$157,640
Mickey L. Jones	1,416	(3)	$79,296
Stephen J. Guillaume	356	(4)	$19,936

(1)	Based upon the Company’s closing stock price of $56.00 on December 31, 2020.
(2)
Includes 1,438 shares that vest in three equal annual installments commencing on May 19, 2021, 101 shares that vest in two equal installments on May 22, 2021 and May 22, 2022, 865 shares that vest in two equal installments on May 9, 2021 and May 9, 2022, 64 shares that will vest on May 24, 2021, and 347 shares that will vest on May 10, 2021.

(3)
Includes 725 shares that vest in three equal annual installments commencing on May 19, 2021, 61 shares that vest in two equal installments on May 22, 2021 and May 22, 2022, 426 shares that vest in two equal installments on May 9, 2021 and May 9, 2022, 39 shares that will vest on May 24, 2021, and 165 shares that will vest on May 10, 2021.

(4)
Includes 130 shares that vest in three equal annual installments commencing on May 19, 2021, 169 shares that vest in two equal installments on November 22, 2021 and November 22, 2022, 39 shares that vest in two equal installments on May 9, 2021 and May 9, 2022, and 18 shares that will vest on May 10, 2021.

Stock Awards Vested During 2020

The following table sets forth information concerning restricted stock awards that vested during the year ended December 31, 2020 for each of our named executive officers.  No stock options were acquired or exercised during the year ended December 31, 2020.
Name	Number of Shares or Units of Stock Acquired On Vesting	Value Realized on Vesting
Randall E. Black(1)	1,245	$62,473
Mickey L. Jones(2)	609	$30,584
Stephen J. Guillaume(3)	140	$6,539

(1)
Includes 432 shares that vested on May 9, 2020 at $50.02 per share, 348 shares that vested on May 10, 2020 at $50.02 per share, 333 shares that vested on May 11, 2020 at $50.02 per share, 17 shares that vested on May 16, 2020 at $51.14 per share, 50 shares that vested on May 22, 2020 at $51.45 per share, and 65 shares that vested on May 24, 2020 at $51.68 per share.

(2)
Includes 213 shares that vested on May 9, 2020 at $50.02 per share, 165 shares that vested on May 10, 2020 at $50.02 per share, 150 shares that vested on May 11, 2020 at $50.02 per share, 10 shares that vested on May 16, 2020 at $51.14 per share, 31 shares that vested on May 22, 2020 at $51.45 per share, and 40 shares that vested on May 24, 2020 at $51.68 per share.

(3)
Includes 20 shares that vested on May 9, 2020 at $50.02 per share, 18 shares that vested on May 10, 2020 at $50.02 per share, 18 shares that vested on May 11, 2020 at $50.02 per share, and 84 shares that vested on November 22, 2020 at $44.50 per share.

Retirement Benefits

Cash Balance Pension Plan.   Effective January 1, 2008, the Bank converted its traditional noncontributory tax-qualified defined benefit pension plan into a tax-qualified account balance pension plan, which is referred to as a cash balance plan.  Participants in the former pension plan who were eligible employees (as defined in the plan) automatically became participants in the cash balance plan.  Under the cash balance plan, a participant’s account is the sum of the participant’s opening balance (which is his or her benefit under the former defined benefit plan) and annual allocations and interest credits.  The Bank credits each participant with an annual allocation if the participant has at least 1,000 hours of service with the Bank during the plan year.  Each annual allocation is determined based on a percentage of the participant’s “compensation” (as defined in the plan) and varies based on a participant’s age.  Annual cash balance plan allocations range between 3% and 8% of participant compensation.

Supplemental Executive Retirement Agreement.  The Bank maintains non-tax-qualified SERPs with Mr. Black and Mr. Jones (collectively the “executives”). The SERPs provide each executive with an annual retirement benefit for a period of 15 years following separation from service (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4% and 13.6% for Mr. Black and Mr. Jones, respectively) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment.  Subject to the terms of the SERP, the executive may elect to receive the retirement benefit in an actuarially equivalent lump sum payment.  All of our named executive officers are 100% vested in their accrued SERP benefit.

Executive Deferred Compensation Plan.  The Bank maintains a non-tax qualified executive deferred compensation plan (“Deferred Compensation Plan”) for eligible employees designated by the board of directors.  Each of the named executive officers are eligible to participate in the Deferred Compensation Plan.  Under the Deferred Compensation Plan, each year the Bank may credit an annual contribution to a participant’s deferred compensation account as of January 1.  The Bank may also credit other discretionary contributions to a participant’s deferred compensation account from time to time.  Amounts credited to a participant’s account under the plan accrue earnings monthly equal to the highest deposit rate of the Bank.  Participants vest in contributions made to the accounts on the earlier of (i) the date they both complete 15 years of service and attain age 55, (ii) the date they both complete 10 years of service and attain age 62, or (iii) the date they attain age 65.  Participants also become 100% vested in their accounts upon their death or disability and upon a change in control of the Bank or the Company.  Distributions are made from the Deferred Compensation Plan in either a lump sum or installments following a participant’s separation from service, death or upon a change in control.  Participants forfeit all benefits under the plan if the Bank terminates their employment for cause.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Randall E. Black	-	97,750	1,130	-	145,304
Mickey L. Jones	-	29,214	693	-	58,306
Stephen J. Guillaume	-	7,500(2)	279	-	23,470

(1)	Contributions above are reflected for the named executive officers in the Summary Compensation Table.

(2)	This award vests January 2, 2025.

Pension Benefits at December 31, 2020

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our tax-qualified and non-tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans.  No distributions were made under the plans in 2020.  All of our named executive officers participate in our Account Balance Pension Plan except for Mr. Guillaume.  Mr. Black and Mr. Jones participate in SERPs.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Randall E. Black	First Citizens Community Bank Account Balance Pension Plan	28	541,674
	Supplemental Executive Retirement Plan	28	1,068,106
Mickey L. Jones	First Citizens Community Bank Account Balance Pension Plan	17	340,041
	Supplemental Executive Retirement Plan	17	576,357

Potential Post-Termination Benefits

Payments Made Upon Termination by the Company for Cause.  Under the terms of the employment and change in control agreements, our contracted named executive officers will receive no severance payments in the event of termination for cause.  In addition, a termination for cause will also result in the forfeiture of all unvested restricted stock awards.  Further, participants in the Annual Incentive Plan forfeit all rights to incentive opportunities as a result of termination for cause.  SERP participants and Deferred Compensation Plan participants will not receive any benefit upon termination for cause.

Payments Made Upon Termination by the Company Without Cause or by the Executive for Good Reason.  In the event that the Company or the Bank chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to two (2) times Mr. Black’s base salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination, Mr. Black shall receive continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.  Except as provided below, Mr. Jones and Mr. Guillaume receive no benefit under their change in control agreements in the event the Company terminates them without cause or the executives terminate employment for good reason prior to a change in control.  All outstanding restricted stock awards will vest if the executive is terminated by the Company or the Bank without cause.  Participants in the Annual Incentive Plan must be employed by the Bank on the date the benefits are paid.  Therefore, if a participant terminates employment without cause or for good reason prior to payment under the Annual Incentive Plan, all rights to plan benefits are forfeited, unless otherwise determined by the Committee administering the plan.  SERP participants will receive their vested accrued early termination benefit upon termination by the Company without cause or by the executive for good reason if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants receive their vested account balance upon their separation from service.

Payments Made Upon Disability.  Under the terms of Mr. Black’s employment agreement, if his employment is terminated due to a disability, Mr. Black will be entitled to the same benefit as provided by the Company’s long-term disability plan. Mr. Jones and Mr. Guillaume receive no benefit under their change in control agreements in the event the executives are terminated due to a disability; however, the executives will receive a benefit under the Company’s long-term disability plan if they meet the requirements of the plan upon termination.  All unvested restricted stock awards vest upon termination of employment due to disability.  If a participant in the Annual Incentive Plan terminates his or her service with the Bank due to a disability prior to distribution of the award, the executive’s award will be prorated based on the period of active employment with the Bank.  SERP participants become fully vested and will receive their accrued early termination benefit upon termination due to disability if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62.  Deferred Compensation Plan participants become 100% vested upon disability and receive their vested account balance upon their separation from service.

Payments Made Upon Death.  Under the employment agreement, Mr. Black’s estate is entitled to receive any compensation accrued, but unpaid, as of the date of the executive’s death.  Mr. Jones and Mr. Guillaume receive no death benefit under their change in control agreements. All unvested restricted stock awards vest upon death of an award recipient.  In addition, if a participant in the Annual Incentive Plan dies prior to distribution of an award, the executive’s award will be prorated based on the period of active employment with the Bank.  If a SERP participant dies prior to a separation from service, the SERP participant’s beneficiary will receive the normal retirement benefit the participant would have received if he were deemed to have attained his normal retirement age (age 62) immediately prior to his death.  If he dies after a separation from service, his beneficiary will receive the remaining benefits that would have been made to the participant.  Deferred Compensation Plan participants become 100% vested upon death with benefits paid to their beneficiary in a lump sum within 60 days.

Payments Made Upon a Change in Control.  In the event of a termination of employment in connection with a change in control, Mr. Black’s employment agreement provides him with a lump sum amount equal to 2.99 times his base salary.  In addition, for a period of 18 months from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black is entitled to continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.

Under the change in control agreements, if, within one year following a change in control, Mr. Jones is involuntarily terminated, the executive’s title, responsibilities, or salary are reduced, or for reductions or changes in the executive’s duties, location of employment or benefits as set forth in the agreement, the executive shall be entitled to receive a lump sum amount equal to one time the executive’s base salary.  In addition, for a period of 18 months from the date of termination or until the executive secures substantially similar benefits through other employment, whichever shall occur first, the executive shall receive a continuation of health care, life and disability insurance in effect prior to his termination.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control (the “Section 280G Limitation”).  An individual’s base amount is equal to an average of the individual’s Box 1, Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years).  Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes.  The employment and change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

In addition, all outstanding restricted stock awards will vest upon a change in control.  SERP participants who have not separated from service and have not attained their normal retirement age (age 62) prior to a change in control will receive their normal retirement benefit (determined without regard to their age or years of service at the time of the change in control) paid in an actuarial equivalent lump sum within ten days of the change of control.  Participants that have attained their normal retirement age will receive their normal retirement benefit after their separation from service.  Deferred Compensation Plan participants become 100% vested and will receive their account balance in a lump sum within 30 days following a change in control.

Payments Upon Retirement.  In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “Pension Benefits” above, participants in the Annual Incentive Plan who retire from the Bank will receive a prorated payout based on the period of the participant’s active employment only.  Deferred Compensation Plan participants receive their vested account balance following a separation from service.

Potential Post-Termination Benefits Table.    The amount of compensation payable to each named executive officer upon the occurrence of certain events is noted in the table below.  The amounts shown assume that such termination was effective as of December 31, 2020, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination.  The amounts shown relating to unvested stock awards are based on $56.00 per share, which was the fair market value of Company common stock on December 31, 2020.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or Bank.  The table does not include the executives' account balances in the Bank’s tax-qualified retirement plan to which each executive has a non-forfeitable interest.

	Randall E. Black	Mickey L. Jones	Stephen J. Guillaume
Death:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(1)	$1,202,119	$568,830	-
Executive Deferred Compensation Plan	$145,304	$58,306	-
Long Term Incentive Award	-	-	$23,470
Equity Awards	$157,640	$79,296	$19,936

Disability:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(2)	$1,068,106	$576,357	-
Executive Deferred Compensation Plan	$145,304	$58,306	-
Long Term Incentive Award	-	-	$23,470
Equity Awards	$157,640	$79,296	$19,936

Retirement or Voluntary Termination Without Good Reason:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,068,106	$576,357	-
Executive Deferred Compensation Plan(3)	-	$58,306	-
Long Term Incentive Award	-	-	-
Equity Awards	-	$79,296	-

Termination By Company For Cause:
Employment Agreement	-	-	-
Change in Control Agreement	-	-	-
SERP	-	-	-
Executive Deferred Compensation Plan	-	-	-
Long Term Incentive Award	-	-	-
Equity Awards	-	-	-

Voluntary Termination By Executive For Good Reason:
Employment Agreement(4)	$970,965	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,068,106	$576,357	-
Executive Deferred Compensation Plan(3)	-	$58,306	-
Long Term Incentive Award	-	-	-
Equity Awards	-	$79,296	-

Termination By Company Without Cause:
Employment Agreement(4)	$970,965	-	-
Change in Control Agreement	-	-	-
SERP(3)	$1,068,106	$576,357	-
Executive Deferred Compensation Plan(3)	-	$58,306	-
Long Term Incentive Award	-	-	-
Equity Awards	$157,640	$79,296	$19,936

Termination in Connection with a Change-in-Control(5):
Employment Agreement(4)	$1,451,672	-	-
Change in Control Agreement(4)	-	$311,947	-
SERP(1)	$1,202,119	$568,830	-
Executive Deferred Compensation Plan(3)	$145,304	$58,306	-
Long Term Incentive Award	-	-	$23,470
Equity Awards	$157,640	$79,296	$19,936

(1)	Represents the executive’s normal retirement benefit under the arrangement, regardless of his age at the time of separation from service or death.
(2)	Represents the value of the executive’s early retirement benefit which fully vests upon his termination due to disability.
(3)
Mr. Black and Mr. Jones have not attained age 62, therefore their benefit represents their vested early retirement benefit based on the extent to which their normal retirement benefit should be accrued by the Bank under generally accepted accounting principles as of the date of his termination of employment.  Mr. Jones is fully vested under the Deferred Compensation Plan because of his age and years of service with the Bank.

(4)	Amount includes base compensation and the value of continued health, life and disability coverage for the period of time specified in the agreement.
(5)
The amount shown does not reflect adjustments that could be made to the executive’s total change in control severance payment to ensure the executive’s severance payment would not be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of the copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in the Company’s common stock during the year ended December 31, 2020.

Policies and Procedures for Approval of Related Persons Transactions

The Company maintains a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•    the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•    the Company is, will or may be expected to be a participant; and

•    any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation/Human Resource Committee of the Board of Directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•
any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit and Examination Committee. In determining whether to approve or ratify a related person transaction, the Audit and Examination Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit and Examination Committee who has an interest in the transaction will abstain from voting on the approval of the transaction, but, if so requested by the Chair of the Committee, may participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

Loans and Extensions of Credit.  The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business.  During 2020, all Bank loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company's policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $300,000 be approved in advance by a majority of the disinterested members of the Board of Directors.  Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

SUBMISSION OF BUSINESS PROPOSALS AND SHAREHOLDER NOMINATIONS

The Company must receive proposals that shareholders seek to include in the Proxy Statement for the Company’s next Annual Meeting no later than November 11, 2021.  If next year’s Annual Meeting is held on a date more than 30 calendar days from April 20, 2022, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting.  Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting of shareholders, a shareholder must deliver written notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days and not more than 120 days before the date of the meeting; provided that if less than 100 days notice or prior public disclosure of the meeting is given or made to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholder communications to the Board of Directors and/or individual directors.  Communications regarding financial or accounting policies may be made to the Chairman of the Audit and Examination Committee, E. Gene Kosa, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Other communications to the Board of Directors may be made to the Chairman of the Governance and Nomination Committee, Rinaldo A. DePaola, at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.  Communications to individual directors may be made to such director at the principal office at First Citizens Community Bank, 15 South Main Street, Mansfield, Pennsylvania 16933.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock.  In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally, by email or by telephone without receiving additional compensation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, FOR THE YEAR ENDED DECEMBER 31, 2020, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE SHAREHOLDERS AS OF THE CLOSE OF BUSINESS ON MARCH 1, 2021 UPON WRITTEN REQUEST TO MICKEY L. JONES, TREASURER, CITIZENS FINANCIAL SERVICES, INC., 15 SOUTH MAIN STREET, MANSFIELD, PENNSYLVANIA 16933-1590.

If you and others who share your address own shares in street name, your broker or other holder of record may be sending only one Annual Report on Form 10-K and Proxy Statement to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a shareholder residing at such an address wishes to receive a separate Annual Report on Form 10-K or Proxy Statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in street name and are receiving multiple copies of our Annual Report on Form 10-K and Proxy Statement, you can request householding by contacting your broker or other holder of record.

Our proxy materials are available over the Internet.  Go to the Website www.proxyvote.com, enter your 16-digit number, which is printed in the box marked by the arrow, look for Links to 2021 Shareholder Materials, and then click the Proxy Materials link to view our proxy materials.  Alternatively, you may visit www.firstcitizensbank.com and click on Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

Randall E. Black
Chief Executive Officer and President

Mansfield, Pennsylvania
March 11, 2021